Exhibit 23(a)

                       Consent of Independent Accountants


We hereby consent to the use in this Registration Statement on Form S-1 (the "Registration Statement") of our report dated March 29, 2002, relating to the financial statements of the Pruco Life of New Jersey Variable Contract Real Property Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our reports dated February 15, 2002, relating to the financial statements and financial statement schedules of The Prudential Variable Contract Real Property Partnership, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
April 22, 2002